UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 14, 2005

INNSUITES HOSPITALITY TRUST

(Exact Name of Registrant as Specified in Charter)

Ohio	001-07062	34-6647590
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

InnSuites Hotels Centre, 1615 E. Northern Avenue,
Suite 102, Phoenix, Arizona		85020
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (602) 944-1500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02                                       Termination of a Material Definitive Agreement

On July 14, 2005, InnSuites Hospitality Trust (the “Trust”) accepted the voluntary surrender of all of the outstanding stock options held by the following individuals in the amounts indicated:  James Wirth (Chairman, President and Chief Executive Officer) – 50,000 options, Anthony Waters (Chief Financial Officer) – 20,000 options, Marc Berg (Executive Vice President) – 30,000 options, Steven Robson (Trustee) – 20,000 options, and Peter Thoma (Trustee) – 20,000 options.

These options were originally granted on June 22, 1998, were fully vested, were due to expire on June 22, 2008 and had an exercise price of $2.50 per share.  The options were surrendered in order to reduce costs and simplify the Trust’s reporting and compliance obligations to the Securities and Exchange Commission and the American Stock Exchange.  The Trust made no payments to the above-named individuals in connection with the surrender of their stock options.

ITEM 5.02                                       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 14, 2005, Mason E. Anderson informed the Board of Trustees that he will not stand for re-election at the 2005 Annual Meeting of Shareholders in order to focus on other personal interests.  Mr. Anderson will complete the remainder of his current term which expires at the 2005 Annual Meeting.  The Board of Trustees will miss the experience and expertise of Mr. Anderson and wishes him well in his personal pursuits.

The Board of Trustees expects to nominate Larry Pelegrin for election at its Annual Meeting currently scheduled to be held on August 25, 2005 to fill the vacancy that will be created by Mr. Anderson’s decision to not stand for re-election.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InnSuites Hospitality Trust

	By:	/s/ Anthony B. Waters
Anthony B. Waters
Chief Financial Officer

Date: July 18, 2005